Exhibit 99.1

BERKSHIRE HILLS APPOINTS JAMES M. MOSES CHIEF FINANCIAL OFFICER

PITTSFIELD, MA — July 11, 2016 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) the parent company of Berkshire Bank, announced that on July 6, 2016, James “Jamie” M. Moses was appointed Senior Executive Vice President, Chief Financial Officer of the Company and the Bank.  Senior Executive Vice President and Chief Financial Officer Josephine Iannelli has chosen to leave the company as of July 5, 2016, to pursue other opportunities.

“Josephine has been instrumental in helping to drive the bank forward over the last few years,” said Michael P. Daly, Chief Executive Officer of Berkshire.  “We appreciate her contributions to the bank and her willingness to stay and help us through the acquisition agreement with First Choice Bank and closing out the second quarter.  With growth and earnings on track, this was the opportune time for Josephine to pursue some other interests and for us to welcome Jamie to our team.”

Moses joins Berkshire from Webster Bank where he served as Senior Vice President and Asset/Liability Manager. His responsibilities included strategic planning and forecasting, capital strategies, DFAST stress testing, and business line profitability modeling.  He joined Webster in 2011 from M&T Bank where he spent four years in various roles including head mortgage trader, deposit products pricing manager and consumer credit card product manager.  Before that, he was in bond and mortgage trading and securitization with United Benelux Investments and with Credit Suisse.

“We are excited to have someone with Jamie’s asset-liability management skills and knowledge base in risk and liquidity administration and profitability strategies,” said Daly.  “With over 15 years of diverse experience in finance and banking management, he will bring a fresh perspective to the company and the bank as we continue to grow and pursue our strategic objectives.”

Moses is a resident of Farmington, CT.  He earned his bachelor’s degree in finance from Saint Bonaventure University and his MBA from Cornell.  Committed to serving his community, Moses coaches Little League and volunteers as the treasurer with the Farmington Youth Baseball League.

ABOUT BERKSHIRE HILLS

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company, recognized for its entrepreneurial approach and distinctive culture, has approximately $7.8 billion in assets and 93 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  For more information, visit www.berkshirebank.com. Berkshire has a pending agreement to acquire First Choice Bank, which has $1.1 billion in assets and operates six branches near Princeton, New Jersey and two branches in the Philadelphia, Pennsylvania area.

CONTACT

Allison O’Rourke, Executive Vice President, Investor Relations; 413-236-3194